Exhibit 2.6

LOAN AND SECURITY AGREEMENT

WACOM CO LTD. ,

as Lender

To

INPLAY TECHNOLOGIES, INC.

And

FINEPOINT INNOVATIONS, INC.,

as Borrower

June 26, 2009

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is made as of June 26, 2009 by and between Wacom Co Ltd., a corporation organized under the laws of Japan (“Lender”) and InPlay Technologies, Inc., a Nevada corporation (“InPlay”), and FinePoint Innovations, Inc., a Delaware corporation (“FinePoint,” and collectively with InPlay, the “Borrower”).

RECITALS

Lender and Borrower are parties to that certain Asset Purchase Agreement of even date herewith (as amended from time to time, the “Asset Purchase Agreement”), whereby Lender, as Buyer under the Asset Purchase Agreement will purchase, and Borrower, as Sellers, will sell substantially all the assets of Borrower.  During the period from the signing of the Asset Purchase Agreement to the date of Closing (as defined therein), Borrower is in need of working capital and funds needed to comply with the conditions precedent to the Closing.  The Asset Purchase Agreement also requires that certain payments be made at Closing from the Purchase Price.  Lender has agreed to lend and Borrower has agreed to borrow, the Loan on the terms and conditions set forth herein to facilitate the Closing.

AGREEMENT

In consideration of the Loan by the Lender and the obligations of Lender under the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and  Lender hereby agree as follows:

1.           Definitions.

(a)           The following terms shall have the following meanings for purposes of this Agreement:

“Account” means any “account,” as such term is defined in the UCC now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all accounts receivable, book debts, rights to payment and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to the Borrower whether or not arising out of goods or software sold or services rendered by the Borrower or from any other transaction, whether or not the same involves the sale of goods or services by the Borrower and all of the Borrower’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of the Borrower’s rights to any goods represented by any of the foregoing, and all monies due or to become due to the Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by the Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of the Borrower), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Agreement” has the meaning set forth in the first paragraph hereof and shall mean the same as it is hereafter amended or restated in accordance with the terms hereof.

“Asset Purchase Agreement” is defined in the recitals to this Agreement.

“Borrower” has the meaning set forth in the first paragraph of this Agreement, jointly and severally, and includes any successors or permitted assigns thereof.

“Cash” means all cash, money, currency, and liquid funds, wherever held, in which the Borrower now or hereafter acquires any right, title, or interest.

“Certificate of Deposit” shall mean the uncertificated Deposit Account maintained in the name of Lender at the Seattle, Washington branch of Bank of Tokyo Mitsubishi UFJ which shall contain the remaining Loan proceeds after the Initial Advance.  The Certificate of Deposit is in the name of Lender for the purpose of providing the Lender with control of the funds represented thereby within the meaning of Section 9-104(a)(3) of the UCC.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“Closing” has the meaning assigned to that term in the Asset Purchase Agreement.

“Collateral” has the meaning set forth in Section 2(a).

“Commercial Tort Claims” means “commercial tort claims,” as such term is defined in the UCC, and includes all commercial tort claims identified in Exhibit A from time to time in accordance with the terms of this Agreement.

 “Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit (including without limitation the Certificate of Deposit), now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“Equipment” means any “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest and any and all additions, upgrades, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires interest.

“Event of Default” means any one or more of the occurrences described in Section 7 hereof.

“Financing Statement” means the financing statement on Form UCC-1 filed in favor of InPlay on the assets of FinePoint with the Secretary of State of Delaware on July 27, 2005 under filing no. 5232512 5.

“FinePoint” has the meaning set forth in the first paragraph of this Agreement and includes any successors or permitted assigns thereof.

“Fixtures” means any “fixtures,” as such term is defined in the UCC, together with all right, title and interest of the Borrower in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“General Intangible” means any “general intangible,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all right, title and interest that the Borrower may now or hereafter have in or under any contracts, rights to payment, payment intangibles, confidential information, interests in partnerships, limited liability companies, corporations, joint ventures and other business associations (except in each case where such interests are securities or other investment property), permits, goodwill, claims in or under insurance policies, including unearned premiums and premium adjustments,, , Intellectual Property (including the right to receive all proceeds and damages therefrom), rights to receive tax refunds and other payments and rights of indemnification.

“Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“InPlay” has the meaning set forth in the first paragraph of this Agreement and includes any successors or permitted assigns thereof.

“Initial Advance” shall mean $350,000.00, to be disbursed upon the execution of this Agreement and the satisfaction of the conditions set forth in Section 4.

“Instruments” means any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“Intellectual Property” means, collectively, all rights, priorities and privileges of the Borrower relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, inventions, patents, patent licenses, trademarks, trademark licenses and trade secrets (including customer lists), domain names, Web sites and know-how.

“Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest, and, in any event, shall include, without limitation, all inventory, goods and other personal property that are held by or on behalf of the Borrower for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in the Borrower’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of the Borrower or is held by others for the Borrower’s account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment Property” means any “investment property,” as such term is defined in the UCC, and includes certificated securities, uncertificated securities, securities accounts and commodities accounts , now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“Laws” has the meaning set forth in Section 6(f).

“Letter of Credit Right” means any “letter of credit right,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

“Liabilities” has the meaning set forth in Section 6(a).

“Lender” has the meaning set forth in the first paragraph of this Agreement and includes any successors and permitted assigns thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan” has the meaning set forth in Section 3(a).

“Loan Documents” means the Transaction Documents other than the Asset Purchase Agreement.

“Margin Stock” shall have the meaning given to it under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, or any successor regulation related to the subject matter thereof.

“Material Adverse Effect” shall mean a material adverse effect on (a) the ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement, the Note and the other Transaction Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (b) the rights and remedies of Lender under this Agreement,  the Note, the other Transaction Documents or any related document, instrument or agreement.

“Note” has the meaning set forth in Section 3(b).

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower to the Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Note, the Asset Purchase Agreement and the other Transaction Documents, including without limitation all interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to the Borrower or payable by the Borrower thereunder.

“Patent, Trademark and Copyright Security Agreement” the Patent and Trademark Security Agreement of even date herewith granted by InPlay and FinePoint in favor of Lender and filed with the U.S. Patent and Trademark Office and the U.S. Copyright Office.

“Permitted Liens” shall mean (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith; provided, however, that adequate reserves for the payment thereof have been established in accordance with generally accepted accounting principles, (b) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums not overdue more than 30 days or being contested in good faith, provided, however, that adequate reserves for the payment thereof have been established in accordance with generally accepted accounting principles, (c) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business, (d) zoning restrictions, easements, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower, (e) banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits, (f)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of the Borrower’s business, and (g) Liens on the property or assets of FinePoint in favor of InPlay, provided that the Financing Statement is assigned to the Lender.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

 “Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to the Borrower from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to the Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) the proceeds, damages, or recovery based on any claim of the Borrower against third parties (i) for past, present or future infringement of any copyright, patent or patent license or (ii) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark license and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means all of the Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, and Letter of Credit Rights.

“Related Expenses” means any and all costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorney’s fees, legal expenses, judgments, suits and disbursements) reasonably incurred by, or imposed upon, or asserted against, Lender in any attempt by Lender:

(a)           to obtain, preserve, perfect, or enforce any security interest evidenced by (i) any of the Loan Documents, or (ii) any other pledge agreement, mortgage, deed of trust, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by Borrower to or in favor of Lender;

(b)           to obtain payment, performance, and observance of any and all of the Obligations;

(c)           to maintain, insure, audit, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower or the Collateral; or

(d)           incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in the Note, but in no event greater than the highest rate permitted by law.

 “Security Interest” has the meaning set forth in Section 2(a).

“Supporting Obligation” means any “supporting obligation,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“Third Party Payments” shall mean the payments to third parties as of Closing as contemplated by the Asset Purchase Agreement.

“Transaction Documents” means the Asset Purchase Agreement, the Note, this Security Agreement, , the Patent, Trademark and Copyright Security Agreement, and agreements ancillary to any of the foregoing.

“Treasury” has the meaning set forth in Section 5(j).

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of  Washington; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Washington, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Unless otherwise defined herein, terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

2.           Grant of Security Interest.  To secure the Borrower’s full and timely performance of the Obligations, the Borrower hereby grants to the Lender a continuing Lien on and security interest (the “Security Interest”) in, all of the Borrower’s right, title and interest in and to the following, whether now owned or hereafter acquired and wherever located: (a) all Receivables; (b) all Equipment; (c) all Fixtures; (d) all General Intangibles; (e) all Inventory; (f) all Investment Property; (g) all Deposit Accounts; (h) all Cash; (i) all other Goods of the Borrower; (j) all Intellectual Property; (k) all Commercial Tort Claims; and (l) all Proceeds of each of the foregoing and all accessions to, and replacements for, each of the foregoing (collectively, the “Collateral”).

3.           The Loan.

(a)           The Lender agrees to extend to the Borrower a non-revolving loan (the “Loan”) on the terms and conditions set forth in this Agreement in the amount of $1,900,000.00.

(b)           The Loan shall be evidenced by a promissory note (the “Note”) and shall not bear interest.

(c)           The Loan shall mature on the earlier of the Closing or October 5, 2009, unless it is earlier accelerated by Lender upon an Event of Default.

(d)           Subject to compliance with Section 4 hereof, the Loan shall be disbursed to the Borrower as follows:

(i)           The Initial Advance shall be disbursed to Borrower at the time of execution of this Agreement and the Transaction Documents.

(ii)          Upon execution of this Agreement, the remaining proceeds of the Loan shall be deposited in the Certificate of Deposit.   Funds in the Certificate of Deposit shall be the property of Borrower but subject to the Lien and control of Lender.  Interest, if any (and it is expected that the Certificate of Deposit shall not bear interest), on the Certificate of Deposit shall accrue to the benefit of Borrower and shall be taxable to Borrower but shall be deposited in the Deposit Account represented by the Certificate of Deposit in the name of Lender until disbursed in accordance with this Agreement.

(iii)         Upon satisfaction or written waiver by Lender of the conditions in Article 6 of the Asset Purchase Agreement, the Lender shall issue instructions to the bank holding the Certificate of Deposit to disburse funds therefrom to the third parties entitled to the Third Party Payments.

(iv)        Upon satisfaction or written waiver by Lender of the conditions in Article 6 of the Asset Purchase Agreement, the Lender shall issue instructions to the bank holding the Certificate of Deposit to disburse funds therefrom to or for the account of Borrowers at Closing.

(v)         In no event may Borrower exercise any rights with respect to the Certificate of Deposit other than in accordance with this Agreement.

4.           Conditions Precedent to the Loan.  The obligation of the Lender to disburse the Initial Advance and to fund the Certificate of Deposit shall be subject to satisfaction of the following conditions, unless waived in writing by the Lender:  (a) all legal matters and all Transaction Documents incident to the transactions contemplated hereby shall be reasonably satisfactory, in form and substance, to Lender's counsel; (b) the Lender shall have received (i) certificates by an authorized officer or representative of Borrower upon which the Lender may conclusively rely until superseded by similar certificates delivered to the Lender, certifying that (1) all requisite action taken in connection with the transactions contemplated hereby has been duly authorized and (2) the names, signatures, and authority of Borrower’s authorized signers executing the Loan Documents, and (ii) such other documents as the Lender may reasonably require to be executed by, or delivered on behalf of, Borrower; (c) the Lender shall have received the Note with all blanks appropriately completed, executed by an authorized signer for Borrower; (d) Borrower shall have maintained its financial condition in a manner satisfactory to the Lender (it being understood that Borrower has ceased operations, is currently without funds other than the Loan and that the Loan will not, unless the transactions contemplated by the Asset Purchase Agreement are consummated, satisfy all of Borrower’s known creditors’ claims), and no material adverse change shall have occurred in Borrower’s financial condition or prospects; (f) the Financing Statement shall be assigned of record to the Lender; and (g) the Lender shall have received written instructions from the Borrower with respect to disbursement of the proceeds of the Loan then disbursable hereunder.

5.           Representations and Warranties.  The Borrower hereby represents and warrants to each Lender that:

(a)          Ownership of Collateral.  The Borrower is the legal and beneficial owner of the Collateral (or, in the case of after-acquired Collateral, at the time the Borrower acquires rights in the Collateral, will be the legal and beneficial owner thereof).  Except for the Security Interest granted to the Lender pursuant to this Agreement and except for Permitted Liens, the Borrower has rights in or the power to transfer the Collateral free and clear of any adverse Lien, security interest or encumbrance.   Borrower has no Commercial Tort Claims except as identified on Exhibit A.

(b)          Valid Security Interest.  The Security Interest granted pursuant to this Agreement will constitute a valid and continuing security interest in favor of the Lender in the Collateral.  Upon the filing of UCC-1 financing statements in the appropriate filing office(s), and  the U.S. Patent and Trademark Office and the U.S. Copyright Office with respect to the Patent, Trademark and Copyright Security Agreement, the Lender has (or, in the case of after-acquired Collateral, at the time the Borrower acquires rights in the Collateral, will have) a perfected security interest in the Collateral to the extent that a security interest in the Collateral can be perfected by such filing.  Such Security Interest will be prior to all other Liens on the Collateral, except for Permitted Liens.

(c)          Organization,  Good Standing and Due Authorization.  InPlay is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and it has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.  FinePoint is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and it has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.  Borrower has full power, authority and legal right to incur the Obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of, the Loan Documents to which it is a party, and each of them has been duly executed and delivered by Borrower and has been authorized by all required action, and Borrower has obtained all requisite consents to the transactions contemplated thereby under any instrument to which it is a party, and the Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally

(d)          Valid Lien.  This Agreement is effective to create a valid and continuing Lien upon the Collateral.  All action by the Borrower necessary to protect such Lien on each item of the Collateral has been duly taken.

(e)          Collateral.  (i)  All Receivables  are genuine and enforceable against the party obligated to pay the same; (ii) the originals of all documents evidencing all Receivables of Borrower and the only original books of account and records of Borrower relating thereto are, and will continue to be, kept at the chief executive office of Borrower set forth on Exhibit A or at such other locations as Borrower may establish in accordance with Section 5(k), and (iii) all information set forth in Exhibit A hereto and all Exhibits and Schedules to the Asset Purchase Agreement is true and correct.

(f)           No Breach.  Neither the execution and delivery of the Loan Documents, nor the compliance by Borrower with the terms and conditions of the Loan Documents, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of the Articles of Incorporation or other governing documents of Borrower, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower is now a party or is subject, or imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower pursuant to the terms of any such agreement or instrument.

(g)          Governmental Consents.  .  No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Borrower of the transactions contemplated by the Loan Documents, other than the filing of financing statements with the appropriate office, and the U.S. Patent and Trademark Office and the U.S. Copyright Office with respect to the Patent, Trademark and Copyright Security Agreement.

(h)          Solvency.  Borrower has ceased operations, is currently without funds other than the Loan and that the Loan will not, unless the transactions contemplated by the Asset Purchase Agreement are consummated, satisfy all of Borrower’s known creditors’ claims.    The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall constitute an unreasonably small capital, taking into consideration the obligations to Lender incurred hereunder and factors described in the preceding sentence.  Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature other than debts incurred to complete the transactions contemplated by the Asset Purchase Agreement.

(i)           Federal Reserve Regulations; Use of Loan Proceeds.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(j)           OFAC/USA PATRIOT Act Restrictions.  Neither Borrower is (or will be) a Person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury of the United States of America (“Treasury”) or under any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by Treasury in consultation with the federal functional regulators, or under any statute, executive order, or other governmental action, and neither Borrower is engaging, or shall engage, in any dealings or transactions or shall otherwise be associated with such Persons.  In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

(k)          Borrower’s Location.  The sole jurisdiction of organization of each Borrower is as set forth on Exhibit A.

6.           Covenants.  The Borrower covenants and agrees with the Lender that, from and after the date of this Agreement until the Obligations are paid in full:

(a)           Other Liens.  Except for the Security Interest and Permitted Liens, the Borrower has rights in or the power to transfer the Collateral and its title and will be able to do so hereafter free from any adverse Lien, security interest or encumbrance, and the Borrower will defend the Collateral against the claims and demands of all persons at any time claiming the same or any interest therein.

(b)           Further Documentation.  At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrower, the Borrower will promptly and duly authenticate and deliver such further instruments and documents and take such further action as the Lender determines necessary or desirable for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted including, without limitation, filing any financing or continuation statements under the UCC in effect with respect to the Liens created hereby or filing with the U.S. Patent and Trademark Office, U.S. Copyright Office or any foreign or international body registering rights in Intellectual Property.  The Borrower also hereby authorizes the Lender to file any such financing, amendment or continuation statement without the authentication of the Borrower to the extent permitted by applicable law, including specifically and without limitation a financing statement that describes the Collateral as “all assets” of the Borrower.  A reproduction of this Agreement shall be sufficient as a financing statement (or as an exhibit to a financing statement on form UCC-1) for filing in any jurisdiction.

(c)           Indemnification.  The Borrower agrees to defend, indemnify and hold harmless the Lender against any and all liabilities, costs and expenses (including, without limitation, legal fees and expenses) (“Liabilities”): (i) with respect to, or resulting from, any delay in paying, any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or the Loan (except for taxes measurable by the gross or net income of the Lender), (ii) with respect to, or resulting from, any delay in complying with any law, rule, regulation or order of any governmental authority applicable to any of the Collateral or (iii) in connection with any of the transactions contemplated by this Agreement.

(d)           Maintenance of Records.  The Borrower will keep and maintain at its own expense complete and satisfactory, in all material respects, records of the Collateral.

(e)           Inspection Rights.  The Lender shall have full access during normal business hours, and upon reasonable prior notice, to all the books, correspondence and other records of the Borrower relating to the Collateral and the application of the Loan proceeds.  The Lender or their representatives may examine such records and make photocopies or otherwise take extracts from such records.  The Borrower agrees to render to the Lender, at the Borrower’s expense, such clerical and other assistance as the Lender  may reasonably request with regard to the exercise of their respective rights pursuant to this paragraph.

(f)           Compliance with Laws, etc.  The Borrower (i) will comply with all material laws (including, without limitation, the Fair Labor Standards Act), rules, regulations and orders of any governmental authority applicable to the Collateral (collectively, “Laws”), and (ii) shall not use or permit any Collateral to be used in violation of any provision of the Note, Laws, or any policy of insurance covering any portion of the Collateral; provided, however, that in each case, the Borrower may contest Laws in any manner which does not, in the reasonable opinion of the Borrower, adversely affect the Lender’s rights or the priority of its Liens on the Collateral.

(g)           Payment of Obligations.  Provided that the Lender permits the Borrower to use funds in the Certificate of Deposit to do so (which is in Lender’s sole discretion), the Borrower will pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Collateral or with respect to any of its income or profits derived from the Collateral, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if (i) the validity of such charge is being contested in good faith by appropriate proceedings, (ii) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest in the Collateral and (iii) such charge is adequately reserved against on the Borrower’s books in accordance with generally accepted accounting principles.

(h)           Limitation on Liens on Collateral.  The Borrower will not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral (provided that the Lender permits the Borrower to use funds in the Certificate of Deposit to do so which is in Lender’s sole discretion), other than the Security Interest and Permitted Liens, and will defend the right, title and interest of the Lender in and to any of the Collateral against the claims and demands of all other persons.

(i)           Limitations on Dispositions of Collateral.  The Borrower will not surrender or lose possession of (other than to Lender), sell, transfer, lease, license or otherwise dispose of any Collateral, or attempt, offer or contract to do so.

(j)           Further Identification of Collateral.  Upon the request of the Lender, the Borrower will furnish to the Lender such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonably request.

(k)           Intellectual Property Matters.  The Borrower shall notify the Lender immediately if it knows (i) that any application or registration relating to any of its Intellectual Property may become abandoned or dedicated to the public domain, or (ii) of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office, the U.S. Copyright Office or any court) regarding the Borrower’s ownership of any Intellectual Property.

(l)           Intellectual Property Applications.  In the event Borrower files any new applications for the registration of any patent or trademark with the U. S. Patent and Trademark Office or any similar office or agency, it shall give the Lender prompt (and in any event within 5 days) written notice thereof, and, upon request of the Lender, the Borrower shall execute and deliver any and all security documents as the Lender may request to evidence the Lender’s Lien on such Intellectual Property and the general intangibles of the Borrower relating thereto or represented thereby, including without limitation an amendment to the Patent, Trademark and Copyright Security Agreement in a form satisfactory to the Lender.  In the event Borrower registers any copyright with the U.S. Copyright Office or similar office or agency, it shall give the Lender prompt (and in any event within 5 days) written notice thereof, and, upon request of the Lender, the Borrower shall execute and deliver any and all security documents as the Lender may request to evidence the Lender’s Lien on such Intellectual Property and the general intangibles of the Borrower relating thereto or represented thereby, including without limitation an amendment to the Patent, Trademark and Copyright Security Agreement in a form satisfactory to the Lender.  The Borrower hereby authorizes the Lender to amend this Agreement (without any further action or consent from the Borrower) to include any such patent, trademark, copyright or application therefor as Collateral hereunder.

(m)          Intellectual Property Abandonment.  Except as approved in writing by the Lender, the Borrower shall take all actions reasonably necessary to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of its Intellectual Property, including the prosecution of patent applications in due course, the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, provided that, to the extent expenditures are required so to do, the Lender permits the Borrower to use funds in the Certificate of Deposit to do so (which is in Lender’s sole discretion).

(n)          Protection of Intellectual Property.  In the event that any of the Borrower’s Intellectual Property is infringed upon, or misappropriated or diluted by a third party, the Borrower shall notify the Lender promptly after the Borrower learns thereof.  Except as approved in writing by the Lender, and provided that the Lender provides funds to Borrower from a source other than the Certificate of Deposit to do so (which is in Lender’s sole discretion), which funds Borrower shall have no obligation to repay, the Borrower shall promptly sue for, and seek recovery of any and all damages resulting from such infringement, misappropriation or dilution, and shall take such other actions as the Lender shall deem appropriate or desirable under the circumstances to protect such Intellectual Property.

(o)          Limitation on Filing of Financing Statements.  The Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior consent of the Lender and agrees that it will not do so without the prior consent of the Lender, subject to the Borrower’s rights under Section 9-509(d) (2) of the UCC.  Notwithstanding the foregoing, by signing below the Lender hereby authorizes and directs the Borrower to file all necessary financing statements covering the Collateral to perfect the Security Interest granted hereunder.

(p)          Borrower’s Location.  Without 30 days' prior written notice to the Lender, (i) not to change Borrower’s name or place of business (or, if Borrower has more than one place of business, its chief executive office), or the office in which Borrower’s records relating to accounts receivable and payment intangibles are kept, and (ii) not to change Borrower’s state of incorporation.

(q)          Commercial Tort Claims.  If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall immediately notify the Lender in a writing signed by the Borrower of the particulars thereof and grant to the Lender in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Lender.

7.           Event of Default; the Lender’s Appointment as Attorney-in-Fact.

(a)           Event of Default.  For purposes of this Agreement, the occurrence of any one of the following events (each, an “Event of Default”) shall constitute a default hereunder and under the Note:

(i)           The Borrower’s failure to pay or discharge the Obligations in full in accordance with the terms of the Note;

(ii)          A material breach of any representation or warranty made by the Borrower in this Agreement or the other Transaction Documents;

(iii)         The Borrower’s failure to observe or perform any other material covenant, obligation, condition or agreement contained in this Agreement, the Note or the other Transaction Documents;

(iv)        Any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantees thereof, excluding the Note and the other Transactions Documents) by the Borrower in an aggregate principal amount in excess of $25,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled;

(v)         The commission of any act of bankruptcy by the Borrower, the execution by the Borrower of a general assignment for the benefit of creditors, the filing by the Borrower of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or any other bankruptcy, insolvency or similar law, the application or consent to the appointment of a receiver or trustee to take possession of the property or assets of the Borrower, the inability, or the admission in writing by Borrower of its inability, to pay its debts generally as they mature, the dissolution or liquidation of the Borrower, or the taking of any action by the Borrower to effect any of the foregoing;

(vi)        Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement;

(vii)       Any Transaction Document or any material term thereof shall cease to be, or be asserted by the Borrower not to be, a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms or if the Liens of the Lender in any of the assets of the Borrower shall cease to be or shall not be valid, first priority perfected Liens, subject to Permitted Liens, or the Borrower shall assert that such Liens are not valid, first priority and perfected Liens, subject to Permitted Liens; or

(viii)      The Asset Purchase Agreement shall have been terminated for any reason.

(b)           Powers.  The Borrower hereby appoints each Lender and any officer or agent of such Lender, with full power of substitution, as its attorney-in-fact with full irrevocable power and authority in the place of the Borrower and in the name of the Borrower or its own name, from time to time in the Lender discretion so long as an Event of Default has occurred and is continuing, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to authenticate any instrument which may be necessary or desirable to accomplish the purposes of this Agreement.  Without limiting the foregoing, so long as an Event of Default has occurred and is continuing, the Lender shall have the right, without notice to, or the consent of, the Borrower, to do any of the following on the Borrower’s behalf:

(i)           to pay or discharge any taxes or Liens levied or placed on or threatened against the Collateral and to pay any indebtedness of the Borrower relating to the Collateral and to insure, process and preserve the Collateral;

(ii)          to direct any party liable for any payment under any of the Collateral to make payment of any and all amounts due or to become due thereunder directly to the Lender;

(iii)         to ask for or demand, collect, and receive payment of and receipt for, any payments due or to become due at any time in respect of or arising out of any Collateral;

(iv)        to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to enforce any right in respect of any Collateral;

(v)         to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral;

(vi)        to settle, compromise or adjust any suit, action or proceeding described in subsection (v) above and to give such discharges or releases in connection therewith as the Lender may deem appropriate;

(vii)       to assign any patent right included in the Collateral of the Borrower (along with the goodwill of the business to which any such patent right pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Lender shall in their sole discretion shall determine; and

(viii)      generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral and to take, at the Lender’s option and the Borrower’s expense, any actions which the Lender deem necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens on the Collateral and to carry out the intent of this Agreement, in each case to the same extent as if the Lender were the absolute owner of the Collateral for all purposes.

The Borrower hereby ratifies whatever actions the Lender shall lawfully do or cause to be done in accordance with this Section 5.  This power of attorney shall be a power coupled with an interest and shall be irrevocable.

(c)           No Duty on the Lender’s Part.  The powers conferred on the Lender by this Section 7 are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its respective officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act pursuant to this Section 7.  It is further agreed and understood between the parties hereto that such care as the Lender gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in the Lender’s possession; provided, however, that the Lender shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral.

8.           Performance by the Lender of the Borrower’s Obligations.  If the Borrower fails to perform or comply with any of its agreements or covenants contained in this Agreement and the Lender performs or complies, or otherwise causes performance or compliance, with such agreement or covenant in accordance with the terms of this Agreement, then the reasonable expenses of the Lender incurred in connection with such performance or compliance shall be payable by the Borrower to the Lender on demand and shall constitute Obligations secured by this Agreement.

9.           Remedies.  Lender’s Remedies.   If an Event of Default has occurred and is continuing, the Lender may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement relating to the Obligations, all rights and remedies of a Lender under the UCC.  Without limiting the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower or any other person (all of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances require Borrower to assemble the Collateral and make it available to the Lender at a place to be designated by the Lender; prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Lender deems appropriate; collect, receive, appropriate and realize upon any or all of the Collateral, and/or may sell, lease, assign, give an option or options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the foregoing), in one or more parcels at a public or private sale or sales, at any exchange, broker’s board or office of any Lender or elsewhere upon such terms and conditions as the Lender may deem advisable, for cash or on credit or for future delivery without assumption of any credit risk.  The Lender shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase all or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released.  The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable expenses incurred therein or in connection with the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender under this Agreement (including, without limitation, reasonable attorneys’ fees and expenses) to the payment in whole or in part of the Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required by any provision of law, need the Lender account for the surplus, if any, to the Borrower.  To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten days before such sale or other disposition.  The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Lender to collect such deficiency.  In furtherance of the Lender’s rights hereunder, Borrower hereby grants to the Lender an irrevocable, non-exclusive license, exercisable without royalty or other payment by the Lender, and only in connection with the exercise of remedies hereunder, to use, license or sublicense any patent, trademark, trade name, copyright or other intellectual property in which Borrower now or hereafter has any right, title or interest together with the right of access to all media in which any of the foregoing may be recorded or stored.

10.         Application of Initial Advance.  The proceeds of the Initial Advance shall be paid to and applied to the payment of costs and expenses reasonably necessary to preserve the value of the Collateral.

11.         Limitation on Duties Regarding Preservation of Collateral.  The Lender’s sole duty with respect to the custody, safekeeping and preservation of the Collateral, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Lender deal with similar property for its own account.  Neither the Lender nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

12.         Powers Coupled with an Interest.  All authorizations and agencies contained in this Agreement with respect to the Collateral are irrevocable and are powers coupled with an interest.

13.         No Waiver; Cumulative Remedies.  The Lender shall not by any act (except by a written instrument pursuant to Section 17(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default under the Note or in any breach of any of the terms and conditions of this Agreement.  No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Lender of any right or remedy under this Agreement on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any subsequent occasion.  The rights and remedies provided in this Agreement are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14.           Payments Free of Taxes, Etc.  All payments made by Borrower under the Transaction Documents shall be made by Borrower free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings.  In addition, Borrower shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Agreement.  Upon request by the Lender, Borrower shall furnish evidence satisfactory to the Lender that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

15.           Expenses.  Borrower shall pay on demand all Related Expenses incurred by the Lender in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Agreement.

16.           Termination of Security Interest.  Upon satisfaction of the Borrower’s obligations pursuant to the Note, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Borrower.  Upon any such termination, the Lender shall, at Borrower’s sole expense, authenticate and deliver to the Borrower such documents as the Borrower may reasonably request to evidence such termination.

17.           Miscellaneous.

(a)           Amendments and Waivers.  Any term of this Agreement may be amended with the written consent of (i) the Borrower and (ii) the Lender; provided, however, that any affiliate of Lender  purchasing Note from Lender. may become a party to this Agreement by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of Borrower.  Any amendment or waiver effected in accordance with this Section 17(a) shall be binding upon the parties and their respective successors and assigns.

(b)           Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon the Borrower and its successors and assigns, as well as all persons who become bound as a Borrower to this Agreement and inure to the benefit of the Lender and its successors and assigns; provided, however, that Borrower may not sell, assign or delegate rights and obligations hereunder without the prior written consent of the Lender.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

(d)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, confirmed email or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such Party’s address, email address or facsimile number as set forth below or as subsequently modified by written notice.

(g)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)           Entire Agreement.  This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto concerning such subject matter are expressly canceled.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
 [Signature Page Follows]

The Borrower and the Lender have caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

INPLAY TECHNOLOGIES, INC.

By:	/s/ Van Potter
Van Potter
Chief Executive Officer

Notice Information:

Address:	PO Box 28936
Scottsdale, AZ 85255
Email:	vpotter@inplaytechnologies.com

FINEPOINT INNOVATIONS, INC.

By:	/s/ Van Potter
Van Potter
Chief Executive Officer

Notice Information:

Address:	PO Box 28936
Scottsdale, AZ 85255
Email:	vpotter@inplaytechnologies.com

LENDER:

WACOM CO. LTD.

By:	/s/ Masahiko Yamada
Masahiko Yamada

Notice Information:

Address: Harmony Tower 21F
1-32-2 Hon-cho, Nakano-ku
Tokyo 164-0012 Japan
Fax:	+81 (3) 5309-1503
Email